Exhibit 3.1

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity:

Asset Entities Inc.

	Entity or Nevada Business Identification Number (NVID):	E21638682022-8

2. Effective date and time:	For Certificate of Designation or	Date:	Time:
Amendment to Designation Only
	(Optional):	(must not be later than 90 days after the certificate is filed)

3. Class or series of	The class or series of stock being designated within this filing:
stock: (Certificate of
Designation only)

4. Information for	The original class or series of stock being amended within this filing:
amendment of class	Series A Convertible Preferred Stock
or series of stock:

5. Amendment of	☐	Certificate of Amendment to Designation- Before Issuance of Class or Series
class or series of		As of the date of this certificate no shares of the class or series of stock have been issued.
stock:	☒	Certificate of Amendment to Designation- After Issuance of Class or Series
The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution:	By resolution of the board of directors pursuant to a provision in the articles of incorporation this
Certificate of Designation	certificate establishes OR amends the following regarding the voting powers, designations,
and Amendment to	preferences, limitations, restrictions and relative rights of the following class or series of stock.*
Designation only)	Section 4(b)(ii) of Exhibit A to the Certificate of Designation is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

7. Withdrawal:	Designation being	Date of
	Withdrawn:	Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	☒	/s/ Arshia Sarkhani	Date:	06/14/2024
Signature of Officer

*	Attach additional page(s) if necessary	Page 1 of 1
This form must be accompanied by appropriate fees.		Revised: 8/1/2023

EXHIBIT A

(ii) “Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other date of determination, an initial price of $0.75, subject to further adjustment as provided herein. In the event that the number of Conversion Shares (as defined below) subject to a conversion would exceed the Exchange Limitation (as defined below) prior to the Ex-Exchange Limitation Date (as defined below), in aggregate with any prior conversions of the Preferred Shares or other issuances of shares of Class B Common Stock that would be subject to the Exchange Limitation, then the Conversion Price shall not be less than the “Minimum Price” as such term is defined in Nasdaq Listing Rule 5635(d); provided that, the Company shall file a Preliminary Information Statement on Schedule 14C with the SEC within ten (10) days after the Initial Issuance Date, and on or before the twentieth (20th) calendar day after the Initial Issuance Date (or, if such filing is delayed by a court or regulatory agency including but not limited to the SEC, in no event later than the forty-fifth (45th) calendar day after the Initial Issuance Date), file a Definitive Information Statement on Schedule 14C with the SEC, which shall disclose that the Company’s stockholders have approved by written consent the non-application of the Minimum Price for issuances that would otherwise exceed the Exchange Limitation, and which action shall take effect twenty (20) days following the date that such Definitive Information Statement is sent or given (the “Ex-Exchange Limitation Date”). In the event that the Conversion Price on a Conversion Date would have been less than the applicable Minimum Price or the Floor Price (as defined below) if not for the immediately preceding sentence, then on any such Conversion Date the Stated Value shall automatically be increased by an amount equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Class B Common Stock trades at on the Trading Day immediately preceding such Conversion Date and (II) the applicable Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Class B Common Stock delivered (or to be delivered) to the Holder on the applicable Conversion Date with respect to such conversion of Preferred Shares from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable conversion of Preferred Shares, by (y) the applicable Conversion Price. Notwithstanding anything to the contrary herein, the Conversion Price shall not be less than $0.0855 (the “Floor Price”), which shall not be subject to any adjustment as provided herein, except for appropriate adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions.